EXHIBIT 99
Ardent Announces Successful Amendment and Extension of
Term Loan Facility
BRENTWOOD, Tenn. (Sept. 22, 2025) – Ardent Health (NYSE: ARDT), a leading provider of healthcare in growing mid-sized urban communities across the U.S., today announced that it has successfully amended and extended its $777.5 million
Term Loan Facility. The new terms reduce the applicable interest rate by 50 basis points from Term Secured Overnight
Financing Rate (SOFR) plus 2.75% to Term SOFR plus 2.25%. The transaction extends the maturity of the facility to
September 2032.
“This transaction enhances our financial flexibility and strengthens our capital position, allowing Ardent to continue investing in our communities while pursuing strategic growth,” said Ardent Health Chief Financial Officer Alfred Lumsdaine.
“We appreciate the support of our lending partners and their continued confidence in our leadership and long-term growth strategy.”
The amended credit agreement is expected to reduce Ardent’s interest expense by approximately $3.9 million annually.
###
About Ardent Health
Ardent Health (NYSE: ARDT) is a leading provider of healthcare in growing mid-sized urban communities across the U.S.
With a focus on people and investments in innovative services and technologies, Ardent is passionate about making healthcare better and easier to access. Through its subsidiaries, the Company delivers care through a system of 30 acute care hospitals and approximately 280 sites of care with over 1,800 employed and affiliated providers across six states. For more information, please visit ardenthealth.com.
Investor Contact:
Dave Styblo, CFA
SVP, Investor Relations
Ardent Health
Investor.Relations@ardenthealth.com
(615) 296-3016
Media Contact:
Rebecca Kirkham
SVP, Communications & Corporate Affairs
Ardent Health
rebecca.kirkham@ardenthealth.com
(615) 296-3000